UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 10, 2009

U.S. Shipping Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-32326	20-1447743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Thornall St., 8th Floor Edison, NJ	08837
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 635-1500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreements.

Revised Plan of Reorganization

Effective April 29, 2009, U.S. Shipping Partners L.P. (“USSP” and, together with its subsidiaries and affiliates that filed voluntary petitions for reorganization relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), the “Company”) and certain of its subsidiaries and affiliates entered into a Plan Support Agreement (the “April PSA”) with the holders of (i) in excess of two-thirds of the amounts (including without limitation in respect of the termination obligations under the interest rate swaps) due under USSP’s Third Amended and Restated Credit Agreement, dated as of August 7, 2006, as amended, by and among USSP, certain subsidiaries of USSP, Canadian Imperial Bank of Commerce, as administrative agent, and the lenders and other agents party thereto (the lenders thereunder the “Senior Secured Lenders”) and (ii) approximately 70% of the amounts due in respect of USSP’s 13% Senior Secured Notes due 2014 (the “Second Lien Notes”). On July 10, 2009, USSP and a majority in interest of each of the Senior Secured Lenders and holders of Second Lien Notes who were party to the April PSA entered into a First Amendment to Plan Support Agreement (the April PSA as amended by the First Amendment the “Amended Plan Support Agreement”) pursuant to which USSP and the lenders party to the April PSA adjusted certain milestones related to the Company’s bankruptcy proceedings and amended the terms and conditions of the proposed plan of reorganization as set forth in the Plan Term Sheet attached as Exhibit A to the April PSA.

The parties to the Amended Plan Support Agreement have agreed to support a plan of reorganization for the Company (the “Plan”) on the terms and conditions set forth in the Plan Term Sheet attached as Exhibit A to the Amended Plan Support Agreement. They have also agreed not to support, directly or indirectly, any other plan, in exchange for the Company’s agreement to implement all steps necessary to solicit the requisite acceptances of the Plan and obtain from the Bankruptcy Court an order confirming the Plan substantially in accordance with the terms of the Amended Plan Support Agreement. The Amended Plan Support Agreement may be terminated under certain circumstances, including in the event that the Plan and related disclosure statement are not approved by certain deadlines, the Plan is not consummated within a certain period of time after its filing with the Bankruptcy Court, the Company materially breaches the Amended Plan Support Agreement, the chapter 11 cases are converted to cases under chapter 7 of the Bankruptcy Code or the Bankruptcy Court grants relief that is inconsistent with the Amended Plan Support Agreement or the Plan Term Sheet.

Under the proposed plan of reorganization contemplated by the Plan Term Sheet:

•	The Senior Secured Lenders will receive:

          (i) new senior secured term notes issued by reorganized USSP (“Reorganized USSP”) in an aggregate principal amount equal to $225 million and guaranteed by the other reorganized debtors. The senior secured term notes will:

(A) be secured by a first priority lien on substantially all of the assets of the reorganized debtors;

          (B) require quarterly mandatory prepayment from excess cash flow (as defined in the Plan Term Sheet) once the reorganized debtors have achieved a $25 million cash balance in the first year following the Company’s emergence from bankruptcy and a $20 million (subject to adjustment under certain circumstances) cash balance thereafter;

(C) amortize at the rate of 1% per year of the aggregate amount of the new senior secured term notes beginning in the first full year following the Company’s emergence from bankruptcy;

(D) have a final maturity date of August 7, 2013;

(E) bear interest at a rate of LIBOR plus 7.30%, subject to a 2% LIBOR floor; and

          (F) be subject to certain customary covenants, including without limitation an interest coverage test (EBITDA/net interest) of at least 1.5x to 1 and a debt to EBITDA coverage ratio to be determined (but consistent with the interest coverage test and the projections provided by USSP to the Senior Secured Lenders).

(ii) new junior secured term notes issued by Reorganized USSP in an aggregate principal amount equal to $75 million and guaranteed by the other reorganized debtors. The junior secured term notes will:

(A) be secured by a second priority lien on substantially all of the assets of the reorganized debtors;

          (B) require, after the senior secured term notes are repaid in full, quarterly mandatory prepayment from excess cash flow (as defined in the Plan Term Sheet) once the reorganized debtors have achieved a $25 million cash balance in the first year following the Company’s emergence from bankruptcy and a $20 million (subject to adjustment under certain circumstances) cash balance thereafter;

          (C) amortize, after the senior secured term notes are repaid in full, at the rate of 1% per year of the aggregate amount of the new junior secured term notes beginning in the first full year following the Company’s emergence from bankruptcy;

(D) have a final maturity date of August 7, 2013;

(E) bear interest at a rate of LIBOR plus 0.50%, subject to a 2% LIBOR floor; and

          (F) be subject to certain customary covenants, including without limitation an interest coverage test (EBITDA/net interest) of at least 1.5x to 1 and a debt to EBITDA coverage ratio to be determined (but consistent with the interest coverage test and the projections provided by USSP to the Senior Secured Lenders).

          (iii) all of Reorganized USSP’s Class A Common Stock, representing fifty percent (50%) of Reorganized USSP’s common stock on a fully diluted basis before giving effect to the Class B Common Stock to be issued pursuant to a management equity plan described below, provided that Senior Secured Lenders that are not U.S. Citizens for U.S. Coastwise Trade Law purposes will receive a combination of Class A Common Stock and warrants to purchase Class A Common Stock (“Class A Warrants”).

               •          The holders of the Second Lien Notes will receive shares of Class B Common Stock representing, on a fully diluted basis, fifty percent (50%) of the common stock of Reorganized USSP, before giving effect to the Class B Common Stock to be issued pursuant to a management equity plan described below, provided that holders of the Second Lien Notes that are not U.S. Citizens for U.S. Coastwise Trade Law purposes will receive a combination of Class B Common Stock and warrants to purchase Class B Common Stock. The Second Lien Notes will be cancelled.

               •          The Class A Common Stock and the Class B Common Stock will have the same ownership and voting rights, provided that dividends and other distributions declared in respect of Reorganized USSP’s common stock will first be distributed in respect of the Class A Common Stock in an amount equal to, in aggregate, approximately $54 million plus a four percent (4%) simple annual accruing dividend on the balance of the $54 million (the “Priority Distribution Amount”). The Class A Warrants will provide that in the event Reorganized USSP makes a distribution to holders of Class A Common Stock in respect of the Priority Distribution Amount, each holder of such Class A Warrant will receive a cash payment equal to the amount it would have received had it exercised its Class A Warrant immediately prior to such distribution being made and owned Class A Common Stock as the time such distribution was being made.

               •          In no event will persons who are not U.S. Citizens for U.S. Coastwise Trade Law be issued common stock of Reorganized USSP representing in aggregate more than 23% of the common stock to be outstanding on the date the Company emerges from bankruptcy.

               •          Reorganized USSP will adopt a management equity plan providing for the issuance to management of 18.18% of the Class B Common Stock, representing on a fully-diluted basis 10% of the outstanding common stock of Reorganized USSP. Fifty percent (50%) of such equity to be available under the plan will be issued to management at the time the Company emerges from bankruptcy, with 25% vesting immediately and an additional 25% vesting on the first, second and third anniversaries of the Company’s emergence from bankruptcy. The remaining fifty percent (50%) available under the management equity plan will be issuable from time to time as determined by the board of directors of Reorganized USSP.

               •          The warrants to be issued to the persons who are not U.S. Citizens for U.S. Coastwise Trade Law purposes will have an exercise price of $0.001 per share, will expire December 31, 2029 and may only be exercised by persons who are U.S. Citizens for U.S. Coastwise Trade Law purposes.

• The existing and outstanding common units, subordinated units and general partnership interests of USSP will be cancelled without the payment of any amount to the holders thereof.

               •          Customary releases will be provided to the Company, its current and former officers and directors, the Senior Secured Lenders, the holders of the Second Lien Notes, the various agents and trustees under the debt agreements and the respective officers, directors, employees, agents, advisors and professionals of each of the foregoing, subject to specified exceptions.

The implementation of the Plan is dependent upon a number of factors, including final documentation, the approval of a disclosure statement and confirmation and consummation of the Plan in accordance with the provisions of the Bankruptcy Code.

The descriptions of the Plan Support Agreement and Plan Term Sheet set forth above are qualified in their entirety by reference to the actual terms of the Plan Support Agreement and Plan Term Sheet, which are attached hereto as Exhibit 10.1 and incorporated herein by reference. In addition, the Company filed its Joint Plan of Reorganization and Disclosure Statement with the Bankruptcy Court on July 10, 2009. Copies can be obtained at the Bankruptcy Court’s website at http://www.nysb.uscourts.gov or through the Company’s website at http://www.usslp.com.

In the Joint Plan of Reorganization filed with the Bankruptcy Court, the principal amount of new senior secured notes to be issued was increased from $225 million to $240 million and the interest rate was decreased from 7.3% to 7.2%, and the principal amount of the new junior secured notes to be issued was decreased from $75 million to $60 million.

Settlement of Litigation Relating to the Partnership’s Joint Venture

On July 10, 2009, USSP and its wholly-owned subsidiaries USS Product Carriers LLC (“Product Carriers”), USS Product Manager LLC (“Product Manager”) and USS PC Holding Corp. (collectively the “USS Entities”) entered into a settlement agreement with the other investors in, and the lenders to (such investors and lenders collectively the “Blackstone/Cerberus Entities”), USS Products Investor LLC (the “Joint Venture”), a joint venture formed by Product Carriers and certain of the Blackstone/Cerberus Entities to construct, charter and operate five product tankers, to settle litigation relating to control of the operations of the Joint Venture. Under the terms of the settlement, which was approved by the Bankruptcy Court on July 17, 2009:

(i) Product Carriers will transfer its Class B member interest to the Class A Members and will no longer have an interest in, or the right to act as managing member of, the Joint Venture;

(ii) in consideration of the termination of Product Manager’s right to manage the operations of the Joint Venture:

           (a)      the Blackstone/Cerberus Entities will pay Product Manager an aggregate of $14 million, of which $9 million will be paid upon the Effective Date of the Settlement Agreement, $2.3 million will be paid 40 days after the orderly transition of management of the vessels from Product Manager to a replacement manager appointed by the Blackstone/Cerberus Entities, and $2.7 million will be paid in equal monthly installments through December 2010;

           (b)      the Joint Venture will pay to Product Manager 50% of the first $1 million of any cost savings received by the Joint Venture in respect of the three vessels still under construction if those vessels are delivered under the contracted cost; and

           (c)       the Joint Venture will pay to Product Manager 50% of the first $500,000 of any cost savings received by the Joint Venture in respect of the last vessel still under construction if that vessel is delivered under the contracted cost, provided that this amount will only be paid to the extent the cost savings were not used to pay the amount due under clause (ii)(b) above;

          (iii)          the USS Entities will have a right of first offer to purchase the Vessels to the extent the Joint Venture determines to offer all or any portion of them for sale in the future, although the Joint Venture has no obligation to accept any offer;

(iv) the contracts between the USS Entities or their affiliates and the Joint Venture will be terminated;

(v) the USS Entities and the Blackstone/Cerberus Entities will exchange broad, global releases; and

(vi) On the Effective Date, all the litigation between the USS Entities and the Blackstone/Cerberus Entities will be dismissed with prejudice.

The description of the Settlement Agreement set forth above is qualified in their entirety by reference to the actual terms of the Settlement Agreement, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS.

ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Title

10.1	First Amendment to the Plan Support Agreement, dated as of July 10, 2009

10.2	Settlement Agreement, dated as of July 10, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. SHIPPING PARTNERS L.P.

	By:	US Shipping General Partner LLC,
its general partner

	By:	/s/ Ronald L. O’Kelley

Name: Ronald L. O’Kelley
Title: President and Chief Executive Officer (principal executive officer)

Date: July 17, 2009